UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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☐	Definitive Proxy Statement
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☑	Soliciting Material Pursuant to §240.14a-12

Laidlaw International, Inc.

(Name of Registrant as Specified In Its Charter)

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Set forth below is an internet communication posted on Laidlaw International, Inc.’s internal website for review by employees of Laidlaw International on February 9, 2007.
1. Why is this deal good for Laidlaw?
This deal is good for our shareholders as it provides a premium for our shares; good for our customers since as a combined entity we will be able to offer improved services and reduce costs; and good for our employees, who will see opportunities as a result of growth. The combination of our companies will bring together well known brands and well respected companies that share a very strong focus on employee and customer satisfaction.
2. Tell us more about First.
FirstStudent states, “From our company President to every driver, our organizational culture is committed to the highest safety in all our workplace and operational activities.” Find out more about the organization on their company website: http://www.firststudentinc.com. Here are some other facts about the organization:
•	Stock traded on London Stock Exchange
•	UK’s largest bus and rail company
•	74,000 employees in UK and North America
•	Entered U.S. in 1999 with acquisition of Ryder
•	U.S. headquarters in Cincinnati
•	24,000 employees in North America
•	21,000 buses in North America
3. Why didn’t Laidlaw buy First?
The UK bus market and the rail industry, which are First’s primary business, would be new areas for Laidlaw to enter. On the other hand, First knows the U.S. bus business and understands its potential.
4. Will we still be called Laidlaw?
For now, we are still two separate companies and we will remain so until the deal closes, operating as usual under the Laidlaw names — Laidlaw Education Services, Greyhound and Laidlaw Transit Services. If the deal closes, it will be up to First to decide the names of the operating companies.
5. What will happen to the Laidlaw leadership team? Will they have a role at the new organization?
For now, we are two separate and independent companies and there will be no change to the Laidlaw leadership team. If the deal closes, it will be up to First to decide on the North American team. We would expect to see the most change at Laidlaw International, LES and LTS head offices, as these functions come together. We would expect much less change in the field at LES or LTS, or at Greyhound.
6. What do you mean “if the deal closes?” What is the timetable?
Although Laidlaw and First intend to work hard toward closing the deal, several important steps must happen before the deal can close. At this time, it is hard to say exactly how long this process may take. These include the following:

•	Approval of the transaction by Laidlaw’s shareholders. This will require the preparation and filing of a proxy statement with the U.S. Securities and Exchange Commission, the mailing of these materials to shareholders and then a shareholder meeting for Laidlaw.
•	Approval of the transaction by First’s shareholders. This will require regulatory filings in the U.K. and holding a meeting for First shareholders.
•	Expiration or termination of any waiting periods under the US Hart-Scott-Rodino pre-merger notification statute and the Canadian Competition Act — each of which relate to the antitrust review of this transaction in the U.S. and Canada.
•	Other regulatory approvals as well as standard contractual conditions that must be met.
At this point, it is difficult to assess how long all of this will take, but we expect this may take a few months.
Because this transaction may take several months to close, it is extremely important to stay focused on our business, and remember that until the deal closes we are two separate and distinct companies. Our rule of thumb is to carry on our business as usual.
7. What happens if the deal does not close?
If the deal does not close, then we remain two separate companies. That’s why it’s so important to continue to focus on our current goals and provide great service to our customers.
8. Do the unions get a say in whether or not this merger closes?
The final decision on the deal will be made by the shareholders of both companies, after approval by the regulators, as described above.
9. Will Greyhound be sold?
After closing, a decision on all key assets will be made by First. Until the deal closes, it will be business as usual at all of the operating companies, including Greyhound.
10. Will Greyhound’s negotiations with the ATU continue?
Yes.
11. Are all labor agreements still in effect?
Yes.
12. At LES and LTS, we are in the middle of negotiating various new labor agreements. How will this impact our negotiations?
Until a deal closes, Laidlaw will continue to operate as business as usual. This includes continuing negotiations on labor agreements, as required.
13. What about contracts we have with suppliers or other groups? If the deal closes, will First honor these agreements?
Yes. All contractual obligations of Laidlaw will be honored by the combined entity.

14. How will the combined company “reduce overhead and administrative costs?”
When companies come together, there are functions that are redundant, and positions are eliminated because of duplication. It will take some time to determine what the combined company would look like, though most of the reductions would be expected in the corporate offices at Laidlaw International, LES and LTS. It is important to remember that these changes will only take place after the deal closes.
15. When will we know who will be laid off?
The timing will be determined by the regulatory and shareholder approval process. Nothing will be determined until after the deal closes. Most of the headcount reductions would be expected at the Laidlaw International and the LES and LTS corporate offices. Less change is expected in the field or at Greyhound.
16. If I’m laid off, will I get a severance package?
We will continue to treat employees fairly and to follow our normal policies/practices for any employee laid off or terminated not for cause until the deal closes. After closing, First has agreed to continue to offer substantially similar benefits for at least a year.
17. Will my benefits change?
It will be business as usual at Laidlaw until the deal closes. This means that compensation and benefits, and other employee policies and practices will continue normally. If there are any changes after the deal closes, you will receive communication at that time. Remember that there are still important approvals which must be obtained for the deal to close, and that this will take some time.
18. During the period of time before closing, what are the key “dos and don’ts” we should remember as we carry on our business?
•	DO continue to compete to win.
•	DO remember that Laidlaw and First are independent, separate companies until the deal closes.
•	DO tell customers that it will be business as usual until the deal closes.
•	DO NOT appear to be a spokesperson for First’s products or services and DO NOT refer customers to First’s sales force.
•	DO NOT make joint sales calls or coordinate in any way with First.
•	DO NOT speculate in any way with customers about the likely impact of the proposed deal, on future services or on future pricing.
•	Consult with the Legal department if you have any questions or concerns.
19. We are heading into bidding season at LES and LTS, will we handle bids differently?
No. We are still two separate and independent companies and should continue to respond to bids as such. Please see the “dos and don’ts” described in Question 18.
20. What if someone contacts me about making a different offer for Laidlaw or any of its business units?
Tell that person you are not authorized to speak for Laidlaw and that Laidlaw and its businesses are required to handle any such contacts related to alternative acquisition transactions as specified in our agreement with First. If this should occur please contact the legal representative for your business unit (see Q. 31 below) immediately.

21. What do I need to do differently?
Nothing. Continue to focus on the good work you’re doing. We are an independent company until the acquisition is complete and thus should continue to act in our best interest.
22. Will we continue with our major initiatives?
Absolutely! We must keep moving forward on our important initiatives to ensure we meet our customers’ demands for improved services. Remember that our rule of thumb is to carry on business as usual.
23. I participate in an STIP plan. Will I still be eligible for a 2007 payout?
Yes. The 2007 STIP plans will remain in place and payments will be determined based on achieving the objectives set out in the plans. In the event that you are terminated not for cause in conjunction with headcount reductions associated with this deal, prior to approval of payments under the plan, you will be eligible for a prorated payment based on your time worked during the year. Payments would be made at the same time as those made to other employees.
24. Will we continue to operate from our current office locations?
For now, it is business as usual and we will operate from our current offices. Once the deal closes, there will be a process to determine what space is required.
25. Will the LI head office continue to be in Naperville?
For now, it is business as usual and we will operate from our current offices. Once the deal closes, there will be a process to determine what space is required.
26. What should I tell my customers?
Talking points and FAQs for customers will be available online. Please use these materials when asked by customers about the deal. If you get a question to which you do not know the answer, please contact Corporate Communications for assistance.
27. Can I buy Laidlaw stock?
Until the time that Laidlaw files its definitive proxy statement, no employee should buy or sell Laidlaw stock. Following the filing of our proxy statement, you may not trade in Laidlaw stock if you have material, inside information not available to the general public. If you are a “covered employee” under the Laidlaw Securities Trading Policy, you may only trade during specified “window periods.” Please check with the Legal department if you have any questions before you buy or sell Laidlaw stock.
28. When will we hear more?
We will put out regular updates as information becomes available.
29. How will we hear more?
Your corporate communications team will continue to provide updates to FAQs and regular communications through the closure process.

30. Who can I contact with more questions?
Ask your supervisor or send an email to corporatecommunications@lpsg.com to get an answer to your questions.
31. If I have Legal questions, who do I contact?
Please contact the Legal representative for your business unit as indicated below:
•	For Laidlaw International: Richard Parker at 1.630.848.3164.

•	For Laidlaw Education Services: Bev Wyckoff at 1.630.848.3031

•	For Laidlaw Transit Services: Bev Wyckoff at 1.630.848.3031

•	For Greyhound Lines: Mark Southerst at 1.972.789.7415
Additional Information and Where to Find It
In connection with the proposed merger and required stockholder approval, Laidlaw International will file with the U.S. Securities and Exchange Commission a preliminary proxy statement and a definitive proxy statement. The proxy statement will be mailed to Laidlaw’s stockholders. Laidlaw’s stockholders are urged to read the proxy statement and other relevant materials when they become available because they will contain important information about the above-described transactions and Laidlaw. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at its web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Laidlaw by going to Laidlaw’s Investors page on its corporate website at www.laidlaw.com or by directing a request to Laidlaw International, 55 Shuman Boulevard, Naperville, IL, 60563. Attention: Investor Relations.
Laidlaw and FirstGroup and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Laidlaw in connection with the above-described transactions. Information about Laidlaw and its directors and officers can be found in Laidlaw’s Proxy Statements and Annual Reports on Form 10-K filed with the SEC. Information about FirstGroup and its directors and officers can be found in FirstGroup’s Annual Reports available on FirstGroup’s Investor Centre page on its corporate website at www.firstgroup.com. Additional information regarding the interests of those persons may be obtained by reading the proxy statement when it becomes available.